Exhibit 99.1

Staffing 360 Solutions Reports Second Quarter 2019 Results

23.1% Revenue Growth

Sets Quarterly Conference Call

NEW YORK, August 14, 2019 - Staffing 360 Solutions, Inc. (NASDAQ: STAF), a company executing an international buy-integrate-build strategy through the acquisition of staffing organizations in the United States and the United Kingdom, today announced its Fiscal 2019 second quarter and six-month results.

Q2 2019 Highlights

•	Revenue grew by 23.1% to $73.5 million, from $59.7 million in Q2 ’18, including unfavorable foreign currency translation impact of $1.8 million
•	Gross profit grew by 1.8% to $12.1 million, from $11.9 million in Q2 ’18
•	Gross margin was 16.5% compared with 19.9% in Q2 ’18
•	Income from operations grew to $0.5 million compared with $0.1 million in Q2 ’18
•	Net loss of $1.5 million compared with a net loss of $1.8 million in Q2 ’18. Weakening of Pound Sterling negatively impacted results with $0.4 million non-cash foreign currency loss.
•	EBITDA grew 41.9% to $1.0 million, from $0.7 million in Q2 ’18
•	Adjusted EBITDA grew 10.2% to $2.4 million, from $2.1 million in Q2 ’18

Results exclude a net gain on settlement of the CBSbutler warranty claim of approximately $1.25 million that will be recorded as income in Q3 ’19.

Year to Date Q2 2019 Highlights

•	Revenue grew by 27.5% to $147.3 million, from $115.5 million YTD ’18, including unfavorable foreign currency translation impact of $4.2 million
•	Gross profit grew by 3.2% to $24.2 million, from $23.5 million YTD ’18
•	Gross margin was 16.4% compared with 20.3% YTD ’18
•	Income from operations of $1.3 million compared with a loss from operations of $0.3 million YTD ’18
•	Net loss of $1.2 million compared with net loss of $3.1 million YTD ’18
•	EBITDA grew by over 67.1% to $4.1 million, from $2.5 million YTD ‘18
•	Adjusted EBITDA grew 17.1% to $4.4 million, from $3.8 million YTD ’18

Brendan Flood, Chairman and Chief Executive Officer, said, “We continue to make great progress toward our stated goal of growing into a profitable $500 million revenue business by 2020. While we had hoped to be able to accomplish the net gain on a settlement in the second quarter just ended, reporting it in the third quarter gives us a significant head start.”

Conference Call

The Participant Dial-In Number for the conference call is 323-794-2551. Participants should dial in to the call at least five minutes before 9:00am ET August 15, 2019. The call can also be accessed "live" online at http://public.viavid.com/index.php?id=135877. A replay of the recorded call will be available for 90 days on the Company's website (http://www.staffing360solutions.com/res.html). You can also listen to a replay of the call by dialing 1-888-203-1112 (international participants dial 1-719-457-0820) starting August 15, 2019, at 7:30pm ET through August 22, 2019 at 11:59 pm ET. Please use PIN Number 7512077.

Use of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA are non-GAAP financial measures.  Other companies may have different definitions of these non-GAAP financial measures, and as a result they may not be comparable with non-GAAP financial measures provided by other companies. EBITDA and Adjusted EBITDA are calculated in a manner consistent with that shown in the table at the end of this press release and should not be considered alternatives to measurements required by U.S. GAAP, such as net revenue, operating profit or net income, and should not be considered a measure of the Company’s liquidity.

The Company uses these non-GAAP financial measures, among several other metrics, to assess and analyze its operational results and trends. The Company also believes these measures are useful to investors because they are common operating performance metrics as well as metrics routinely used to assess potential enterprise value.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. is engaged in the execution of an international buy-integrate-build strategy through the acquisition of domestic and international staffing organizations in the United States and United Kingdom. The Company believes that the staffing industry offers opportunities for accretive acquisitions that will drive profitable annual revenues to $500 million. As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and Light Industrial staffing space. For more information, please visit: www.staffing360solutions.com. Follow Staffing 360 Solutions on Facebook, LinkedIn and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning. Although Staffing 360 Solutions, Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Actual results may vary materially from those expressed or implied by the statements herein, including the goal of achieving annualized revenues of $500 million, due to the Company’s ability to successfully raise sufficient capital on reasonable terms or at all, to consummate additional acquisitions, to successfully integrate newly acquired companies, to organically grow its business, to successfully defend potential future litigation, changes in local or national economic conditions, the ability to comply with contractual covenants, including in respect of its debt, as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Investor Relations Contact:
Harvey Bibicoff, CEO
Bibicoff + MacInnis, Inc.
818.379.8500  harvey@bibimac.com

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